Exhibit 10.2

Management Incentive Plan

2008 Plan Summary

Introduction and Objectives

The Management Incentive Plan (MIP) is designed to recognize and reward management for their collective and individual contributions to Beneficial Bank’s success.  The plan focuses on performance measures that are critical to the Bank’s growth and profitability.

This document summarizes the elements and features of the Plan.

The objectives of the MIP are to:

●	Reward results, not effort.

●	Align the Bank’s Strategic Plan, Budget, and Shareholder interests with executive performance.

●	Motivate and reward executives for achieving /exceeding performance goals.

●	Align pay with Bank and individual performance.

●	Position Beneficial Savings’ total compensation to be competitive with the market.

●	Enable the Bank to attract and retain talent needed to drive Bank success.

●	Encourage teamwork across the Bank.

Compensation Philosophy

Beneficial Savings Bank’s compensation philosophy is to provide competitive compensation that enables the organization to drive the business’ growth.  The MIP provides an opportunity to earn extra compensation beyond base salary when we meet or exceed our performance goals as well as recognize and reward individual contributions toward our success.  Base salaries are designed to be competitive with market practice (i.e. 50th percentile), with incentive awards targeted to provide competitive compensation when performance goals are met.  However, since incentives reflect performance, actual total cash is designed to be variable - ranging from “below market” positioning if goals are not achieved, to “above market” (e.g., 75th percentile) for superior performance.

Eligibility

Eligibility to participate in the plan will be limited to those senior leaders who are in a position to successfully execute Beneficial’s Strategic plan resulting in increased shareholder value, and superior employee and customer satisfaction.  Participants must be employed by September 30.  Employees who work a partial year will receive pro-rated awards based on hours worked.

Performance Period

The performance period and the plan operates on a calendar year basis (January 1 - December 31).

Incentive Award Opportunity

Each participant will have a target incentive opportunity based on competitive market practice for his/her role.  The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices.  Actual awards will vary based on performance and range from 0% of target (not achieving minimal performance) to 150% of target for exceptional performance.

The table below shows competitive incentive ranges, which reflect market practice for banks of similar size as Beneficial.  These incentive targets will be reviewed annually to ensure they remain competitive and appropriate.

2008 Incentive Targets
Role	Below Threshold	Threshold (90% of Target)	Target (100%)	Stretch (115% of Target)
President & CEO	0%	20%	40%	60%
Executive Vice President	0%	13%	25%	38%
Senior Vice President	0%	13%	25%	38%
Vice President	0%	10%	20%	30%

Performance Measures

For 2008, there will be two categories of performance measures in the plan: Bank performance and Individual Performance.  Each participant will have two Bank goals and 2-3 additional individual goals as follows:

Bank Goals: For 2008, the Bank goals will focus on EPS and Efficiency Ratio.  These are core measures of profitability and efficiency of resources.

Individual performance: Each participant will have 2-3 individual performance goals that reflect required contributions specific to their functional area (e.g. lending growth, deposit growth).

The specific goals and weights will be reviewed each year to reflect specific strategic priorities and financial objectives.

For 2008, performance will be weighted as follows:

	Bank Performance		Individual Goals
Role	EPS	Efficiency Ratio	1-2 goals vary by executive
President & CEO	50%	30%	20%
Executive Vice President & CFO	50%	30%	20%
Executive Vice President	30%	20%	50%
Senior Vice President	30%	20%	50%
Vice President	20%	10%	70%

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Bank performance will be based on a quantitative assessment of performance (EPS and efficiency ratio).  Each goal will have a defined range of performance (defined threshold, target, and stretch goals).  At the end of each plan year, Bank performance will be assessed based on the achievement relative to the defined performance goals.  Actual payouts will vary based on performance and can range from 0% (if threshold performance is not achieved) to 150% of target award (if all goals reach stretch level of performance).  Actual awards will be prorated as appropriate to reward continuous improvement.  Actual awards will vary each year based on Bank performance.

Each participant will have his/her own performance scorecard with the two bank goals (consistent for all participants) and the additional individual performance measures, as appropriate for each participant.

Payouts

Payouts will be made in cash after Beneficial Savings Bank’s financial results and performance are known for the annual performance period.  Awards will be determined based on a combination of Bank performance and individual performance.

Terms and Conditions

Participation

Participants are selected by the Chairman and CEO and approved by the Compensation Committee of the Board of Directors.  New employees must be employed by September 30 of the plan year (January 1 - December 31) to be eligible for that year’s incentive and will receive a prorated award.

Effective Date

This Program is effective January 1, 2008 to reflect plan year January 1, 2008 to December 31, 2008.  The Plan will be reviewed annually by the Bank’s Compensation Committee of the Board of Directors to ensure proper alignment with the Bank’s business objectives.  Beneficial Bank retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period.  The Incentive Plan will remain in effect until December 31, 2008.

Program Administration

The Program is authorized by the Compensation Committee of the Board of Directors, and administered by the Chairman & CEO and Human Resources.

Program Changes or Discontinuance

Beneficial Bank has developed the Plan based on existing business, market and economic conditions; current services; and staff assignments.  If substantial changes occur that affect these conditions, services, assignments, or forecasts, Beneficial Savings Bank may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Compensation Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus before the end of the first quarter following the Plan year.  Awards will be paid out as a percentage of a participant’s effective base salary as of December 31 for a given calendar year.  Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by Beneficial Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.  Employees hired after September 30 will not be eligible to participate until the next plan year.

If a participant changes his/her role or is promoted during the Plan year such that the incentive target changes, he/she will be eligible for the new role’s target opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status.  For example, a participant on leave status for 13 weeks during a Plan year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave.

Termination of Employment

If a Plan participant is terminated by the Bank, no incentive award will be paid.  Participants must be an active employee of the Bank on the date the incentive is paid to receive an award.  (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, his/her bonus award for the Plan period will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability).

In the event of death, Beneficial Savings Bank will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant as of the date of death.

Individuals who retire will receive a prorated payout based on the period of active employment only (i.e. pro-rated as of the date of retirement).

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the CEO and/or Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Beneficial Bank, nor will the Plan interfere with the right of Beneficial Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and Beneficial Bank is one of at-will employment.  The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Pennsylvania.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Beneficial Bank and should not be shared outside the organization.